Exhibit 10.93

                    AMERISOURCEBERGEN PRIME VENDOR AGREEMENT

     This Agreement is entered into this 21st day of July, 2003, between AmerisourceBergen Drug Corporation (hereinafter referred to as "ABC") located at 1300 Morris Drive, Chesterbrook, PA 19087-5594 and NMHCRx Mail Order, Inc., dba NMHC MAIL, together with its affiliates and subsidiaries (hereinafter referred to as "Customer"), located at 9994 Premiere Parkway, Miramar, FL 33025.

                      STATEMENT OF THE PARTIES' INTENTIONS

     ABC and Customer desire to enter into a Primary Vendor Agreement wherein ABC shall serve as a Primary Supplier of pharmaceuticals to Customer pursuant to this Agreement, and Customer shall, in turn, receive special pricing and services from ABC.


     Primary Vendor is defined as a minimum of 85% of all drug purchases, excluding out of stock, alternate source and generic purchases.

                              TERMS AND CONDITIONS

     NOW THEREFORE, In consideration of the mutual agreements herein contained and the promises herein expressed, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Parties do agree as follows:

     1. TERM AND RENEWAL: This Agreement shall be an initial term ("Term") of 42 months with one (1) one year automatic renewal unless given thirty (30) days written notice prior to the end of this agreement.


     2.  TERMINATION:  ABC or Customer may terminate  this Agreement upon ninety
(90) days' written notice to the other Party.

     3. PRICE OF GOODS:

                                 Pricing Matrix

       ----------------------------------------------------------------------
             Average Monthly Volume                 Weekly Payment Terms
               Per Customer Site
       ----------------------------------------------------------------------
       ----------------------------------------------------------------------
            $ 5,000,000 - $15,000,000                     -2.99%
       ----------------------------------------------------------------------
       ----------------------------------------------------------------------
            $15,000,000 - $25,000,000                     -3.04%
       ----------------------------------------------------------------------
       ----------------------------------------------------------------------
            $25,000,000 - Above                           -3.15%
       ----------------------------------------------------------------------

     Contract items will be priced at contract/bid price if one has been negotiated with the manufacturer of the item in question - goods purchased at contact/bid pricing shall be applied to volume criteria. ABC agrees to load contract pricing immediately, but in no event later than 14 business days after notification.

     Pricing matrix is subject to Customer's participation in the ProGenerics program, for which participation there is neither a charge nor a requirement to purchase any generic products whatsoever.

     ABC agrees to provide  Customer  market  competitive  pricing on its Top 40
Generic Products via a specially designed ProGenerics program that will be customized and reviewed quarterly with NMHCmail staff and ABC.

     Pricing Matrix Terms are based on Electronic Funds Transfer (EFT) payments.

     For the first twelve (12) months of the Prime Vendor Agreement NMHCmail Customer will be priced at the lowest volume tier, unless a higher tier is reached through item purchases for three (3) consecutive months as averagedduring the first twelve months of this Agreement.


     After the first twelve (12) months ABC will audit Customer's purchases for 3 month averages and has the right to decrease or increase the pricing to fit the average monthly purchase based on the total purchases for the three months. If monthly purchases fall below $5,000,000 for three (3) consecutive months commencing 12 months from the effective date of this agreement, ABC reserves the right to renegotiate the price of goods.

     Weekly Payment Terms are defined as: Payments for each week's invoices (Monday through Friday) are due (via EFT) on the Wednesday of the following week or the following business day, should Wednesday fall on a legal holiday.

     ABC reserves the right to charge and collect interest on late payments, (excluding amounts disputed in good faith between the parties) at the rate of 1.0% per month and to put the account on credit hold preventing shipment in the event of late payment. ABC further reserves the right to secure the prepayment deposit for outstanding balances, fees, and/or charges owed to ABC by Customer (excluding amounts disputed in good faith between the parties).

          Additional Allowances/Stocking Offerings/Generic Incentives

     4. Pre-Paid Volume Discount. Customer will receive a prepaid discount in the amount of One Million Dollars ($1,000,000) payable within 30 days of the effective date of this agreement, representing a 23.81% volume discount off the Price of Goods for the first one hundred thousand dollars in Net Purchases purchased in each month of the 42 month Term of this Agreement. In the event that Customer does not make Net Purchases exceeding one million dollars ($1,000,000) in that month, Customer agrees that it shall repay an amount equal to the portion of the discount not earned.

     Should Customer terminate the Prime Vendor Agreement for any reason or no reason, except for a material breach by ABC, or Customer is found to be in material breach of the terms of the Prime Vendor Agreement and such breach is not cured by Customer within 30 days of notice thereof, unless the termination for breach was for breach of the payment terms, which breach will not be cured by this cure period for purposes of this paragraph, Customer will repay the volume discount amount pro-rated for the portion of the agreement completed.

     5. Extended Dating. ABC will offer Customer extended dating on a one-time $1,400,000 opening order billed at WAC less contract pricing, that is to be paid to ABC in six, equal monthly installments, in six months from the date of shipment. This one-time opening order offer will be available and must be exercised during the first six (6) months of the Agreement.

     6. ProGenerics Discount. ABC will pay Customer a discount in the form of a credit based on the percentage of ProGenerics purchased within a month as shown on the grid below. The credit will be paid to Customer within thirty (30) days of the close of the month. Customer must be within all material terms of the Prime Vendor Agreement to receive this credit. It is expressly acknowledged that compliance with the payment terms of this Agreement is a material term of the Prime Vendor Agreement. If Customer is outside of the terms of the Prime Vendor Agreement, Customer will forfeit the credit for that month. ABC will notify Customer in writing and in advance if NMHC has not qualifed for this credit based on its failure to comply with this Agreement. NMHC will have thirty (30) days to cure any such alleged defaults in order to receive the credit with the exception of a failure to comply with payment terms.

    ------------------------------------- ----------------------------------- -----------------------------------
      ProGenerics as a Percentage of       Percentage of Incentive on All     Net Price of Goods to l Customer
       Total Customer Monthly Sales            Customer Monthly Sales                  With Incentive
    ------------------------------------- ----------------------------------- -----------------------------------
    ------------------------------------- ----------------------------------- -----------------------------------
                    4%                                  .11%                               -3.10%
    ------------------------------------- ----------------------------------- -----------------------------------
    ------------------------------------- ----------------------------------- -----------------------------------
                    6%                                  .21%                               -3.20%
    ------------------------------------- ----------------------------------- -----------------------------------
    ------------------------------------- ----------------------------------- -----------------------------------
                    8%                                  .31%                               -3.30%
    ------------------------------------- ----------------------------------- -----------------------------------
    ------------------------------------- ----------------------------------- -----------------------------------
                    10%                                 .41%                               -3.40%
    ------------------------------------- ----------------------------------- -----------------------------------



     7. ABC reserves the right, upon 30 days advance written notice to change a payment term (including imposing the requirement of cash payment upon delivery) or limit total credit, if (1) ABC reasonably concludes there has been a material change in the Customer's financial condition based upon the company's publicly filed 34 Act reporting or in the event that Customer has paid non-disputed amounts owed to ABC late on three or more occasions in a calendar year. " Late" shall mean 20 days or more beyond the due date. Upon the occurrence of any of the above-specified events, or if the total non-disputed amounts owed and past due to ABC exceed $10,000,000, ABC further shall be entitled to suspend or discontinue the shipment of any additional orders to Customer's pharmacies.

     8. DEFINITION OF COST: "Cost" means (i) the manufacturer's invoice cost on the date the order is shipped to the customer, or (ii) the contract/bid price of the item, as the case may be, in each case exclusive of discounts for prompt payment given to ABC by its vendors. Any reduction in this customary discount will cause "Cost" to be increased as appropriate, however ABC must provide written notice of such reduction in discount to Customer. Home health care items, repackaged drugs, ABC contracted items, generics, ASD items, HBC Source items, ProGeneric items and slow moving items are excluded from this definition of cost and are instead net billed. Drop Shipments will be subject to separate charges. In addition, special rebates given to ABC on generic drugs with vendor distribution allowances do not affect the determination of Cost.

     All excise, gross receipts, sales and other taxes other than net income taxes of ABC will be paid by Customer.

     9. EXCEPTIONS TO COST PLUS PRICING: The following 9items shall not be subject to Cost plus pricing:

o        Family Pharmacy/GNP Products
o        Health Expo purchases
o        ProGenerics, ABC Repax, Vitamin Lines
o        Computer Services
o        Drop Shipments
o        Other net prices categories, including but not limited to Home
            Health Care and School and Office supplies.

     10. CONTRACT MANAGEMENT:

     A. ABC agrees to service all manufactures' contracts negotiated by Customer, provided such manufacturers' are approved suppliers of ABC. Merchandise will be supplied at Customer's negotiated bid price plus AmeriSource's applicable markup (or markdown, as the case may be) as described above in the Cost of Goods section 3 hereof

     B. Customer's eligibility for participation under a vendor contract must be authorized by the vendor and Customer's group purchasing organization, if applicable, before the contract is loaded by ABC for Customer. Customer shall be liable for unpaid chargebacks resulting from eligibility issues.

     C. In the event a vendor (1) makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, or if a receiver of trustee is appointed with respect to a substantial part of the vendor's property or a proceeding is commenced against it which will substantially impair its ability to pay on chargebacks or (2) otherwise defaults in the payment of chargebacks to ABC, Customer shall be invoiced and become liable for the unpaid chargebacks allocable to its purchases from such vendor.

     D. The service pricing is exclusive of an administrative fee. Any administration fees allocated by the primary/secondary group purchasing organization will be added to the quoted cost of goods and rebated back to the given group purchasing organization as specified by the agreed terms of the group purchasing organization and ABC. Said mark-up will be a direct pass through of fees directly & proportionately charged to ABC proximately caused by contracted NMHCmail purchases, such that if ABC is not charged a fee none can be charged by ABC to Customer.

     11. COST REPORTING: Customer understands that rebates and discounts may need to be reported as a part of its cost for purposes of federal and/or state healthcare programs, including for purposes of 42 CFR 1001.952(h).

     12. PROPRIETARY SOFTWARE: ABC grants to Customer a non-exclusive non-transferable license the ("License") to use the ABC's proprietary software (the "Software"), including without limitation the ECHO system and the iECHO software, solely for the purposes of this Agreement at the Customer locations, in accordance with, and subject to, the terms and conditions of this Agreement.

     ABC will provide the Software in the form of a CD-ROM, diskettes or other media containing machine-readable object-code. ABC may provide the Software to Customer on more than one medium. Regardless of the type or size of the medium that Customer receives, Customer may only use the medium appropriate for its designated computer or network server.

     ABC or its suppliers retain all rights to the Software and related documentation (including, but not limited to any images, "applets," photographs, animations, video, audio, music and text incorporated therein, copyright, trade secrets and other proprietary rights) which are not expressly granted to Customer under this Agreement. All updates, enhancements, modifications and additions to the software developed by ABC or any other entity will be the sole and exclusive property of ABC.

     Customer agrees that it and its locations will not copy, duplicate, or prepare derivative works from any element of the Software except that (i) Customer may make one (1) back-up or archival copy of the Software at each Customer location as permitted by the copyright law of the United States; and/or
(ii) install the Software on a single hard disk at each Customer location. Customer shall not remove any copyright or proprietary rights notice included in or on any Program element, and shall reproduce all such notices in or on all copies made by Customer.

     13. HARDWARE: Certain hardware (the "Hardware") will be provided to each Customer location at no charge for use with the Software only. Title to the Hardware shall remain in ABC.

     14. PROPRIETARY SOFTWARE/HARDWARE LIMITED WARRANTY: ABC warrants that the Software, if operated as directed, will perform substantially in accordance with its documentation for a period of ninety (90) days from the effective date of this agreement. ABC also warrants that the Hardware provided by ABC, and the diskettes, CD-ROMs, or other media on which the Software is provided, will be free from defects and workmanship under normal use for a period of ninety (90) days from the Effective Date. Other than as set forth in this paragraph, (a) ABC makes no warranty, express or implied, including without limitation, any implied warranty of merchantability or fitness for a particular purpose, and (b) no oral or written information provided by ABC or its employees, agents or representatives will create any representation or warranty.

     ABC's entire liability, and Customer's exclusive remedy, for breach of the warranties contained in this paragraph shall be, at AmeriSource's option, to (i) repair or replace the Software so that it performs substantially in accordance with its documentation; (ii) advise Customer how to achieve substantially the same functionality with the Software as described in any documentation through a procedure different from that set forth in any documentation, or (iii) replace defective media returned within ninety (90) days of the Effective Date. Any replacement software shall not serve to extend the original ninety (90) day warranty.

     15. INDEMNIFICATION: Customer agrees to indemnify, defend and hold harmless ABC, its subsidiaries and assigns from and against all claims, losses, damages, liabilities and expenses (including but not limited to attorneys' fees and court costs) arising as a result of negligence, illegality or wrongdoing of any kind alleged or actual on the part of Customer.

     ABC agrees to indemnify, defend and hold harmless Customer, its subsidiaries and assigns from and against all claims, losses, damages, liabilities and expenses (including but not limited to attorneys' fees and court costs) arising as a result of negligence, illegality or wrongdoing of any kind alleged or actual on the part of ABC.

     16. WARRANTIES. To the extent not prohibited by contract or law, ABC agrees to assign any Product warranties given by manufacturers to ABC to Customer to the extent Customer is held liable for claims based on Product defects. Other than as set forth in this paragraph, (a) ABC makes no warranty, express or implied, with regard to the Products, including without limitation, any implied warranty of merchantability or fitness for a particular purpose, and (b) no oral or written information provided by ABC or its employees, agents or representatives will create any representation or warranty.

     17. LIMITATION OF LIABILITY: In all cases, ABC's liability shall be limited to actual damages proven by the Customer. In no event shall Customer be entitled to indirect, special, consequential or punitive damages.

     In all cases, Customer's liability shall be limited to actual damages proven by ABC. In no event shall ABC be entitled to indirect, special, consequential or punitive damages.

     18. INSOLVENCY: In the event of any proceedings, voluntary or involuntary, in bankruptcy or insolvency by or against Customer or ABC, the inability of Customer or ABC to meet its debts as they become due, or in the event of the appointment, with or without Customer's or ABC's consent, of an assignee for the benefit of creditors or of a receiver, then ABC or Customer, as the case may be, shall be entitled, at its sole option, to terminate this Agreement without notice and to withhold shipment of any order without any liability whatsoever.

     19. INSURANCE: Customer and ABC shall maintain professional liability and errors and omissions insurance in the amounts of not less than one million dollars ($1,000,000.00) per incident and two million dollars ($2,000,000.00) in the aggregate. Customer shall be named on ABC's policy as an additional insured.

     20. ENTIRE AGREEMENT: This Agreement supersedes all prior agreements between the parties with regard to the subject matter hereof and there are no other understandings or agreements between them. No representations, warranties, or promises pertaining to this Agreement have been made by, or shall be binding on, any of the parties, except as expressly stated in this Agreement. This Agreement may not be changed orally, but only by an agreement signed by the party against whom enforcement of any such change is sought.

     21. SEVERABILITY: If any provision or clause of this Agreement conflicts with applicable law, such conflict shall not affect other provisions of the Agreement if the provisions can be given effect without the conflicting provision. To this end the provisions of this Agreement are declared to be severable. If any provision of this Agreement is held to be invalid or unenforceable for any reason whatsoever, including any conflict with applicable law, the remaining provisions shall remain valid and unimpaired, and shall continue in full force and effect.

     22. WAIVERS: Failure of either party to enforce strict performance of any obligations under this Agreement shall not constitute a waiver of such party's right to thereafter enforce every term and condition hereof.

     23. FORCE MAJEURE: If either party to this Agreement is delayed in or prevented from performing any of its obligations hereunder (other than payment obligations) by reason of labor problems, inability to procure materials, power failure, restrictive government laws or regulations, acts of God or other similar events beyond the reasonable control of such party, then such performance shall be excused for the period of the delay.

     24. NOTICES: All notices required to be given hereunder shall be made in writing and shall be deemed sufficiently given if delivered by certified or registered mail return receipt requested, overnight or same-day delivery (such as Federal Express or special courier), at the addresses set forth. The notice shall be effective on the date indicated on the return receipt in the case of certified or registered mail, effective on the date following the date of mailing in the case of overnight delivery and effective the date of delivery in the case of same-day delivery at the addresses below or at such addresses as may subsequently be provided in writing to the respective parties:

Alan Clock                                           Gary Mansfield
AmerisourceBergen                                    NMHCRx Mail Order, Inc.
1300 Morris Drive                                    9994 Premiere Parkway
Chesterbrook, PA 19087-5594                          Miramar, FL  33025

with a copy to:                                      with a copy to:

General Counsel                                      Jonathan Friedman
AmerisourceBergen Drug Corporation                   NMHCRx Mail Order, Inc.
1300 Morris Drive, Suite 100                         26 Harbor Park Drive
Chesterbrook, PA  19087-5594                         Port Washington, NY  11050

     25. GOVERNING LAW: The construction, application and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

     26. SERVICE LEVEL: For any two (2) consecutive months that the service level performance by ABC falls below 99% on a location-by-location basis (using the criteria for calculation Service Level Performance Definition defined below), ABC shall remit to the Customer pharmacy a rebate of 0.05% based on that month's total dollars purchased by the pharmacy.

     o Service level performance ("Service Level Performance") by ABC is measured and evaluated by the order fill rate defined as (a.) the percentage of lines delivered by ABC divided by (b.i.) the total number of lines ordered by the pharmacy, minus (ii.) manufacturer originating out-of-stock and exclusion items.

     o The quantity in an individual line item must be filled at least fifty percent (50%) in order to be considered complete.

     o Items shorted by the manufacturer due to backorder, temporarily out-of -stock, or delayed shipment shall be excluded from the Service Level Performance calculation.

     o Non-stocks and/or products discontinued from inventory due to lack of movement for 120 days or discontinued by manufacturer shall be excluded from the Service Level Performance calculation.

     o Items received at facility from an alternate ABC Distribution Center within forty-eight (48) hours of original order placement shall be considered filled.

     o Items where Customer pharmacy demands exceed 120% of the average monthly historical demand shall be excluded from the Service Level Performance calculation.

     o Items where the manufacturers or on hand inventory dating does not comply with Customer's requirement shall be considered filled.

     o Item for which no established purchase figures are supplied to ABC shall be excluded from the Service Level Performance calculation.

     The parties shall negotiate in good faith on whether to continue the service level requirements above as stated, or to replace them with different requirements. In the event that the parties have not reached an agreement within 10 business days of the execution of this Agreement, either party may terminate this agreement immediately upon written notice to the other party. In the event that the parties have not reached an agreement on service level requirements within 30 days of execution of this Agreement, but neither party has exercised its right to terminate this Agreement, this right of termination shall be deemed to have been waived.

     27. DELIVERY. ABC will deliver merchandise FOB to the facilities 6 days per week. Orders transmitted by 8PM local time Sunday -Thursday will be delivered as mutually agreed-upon by the parties.

     28. EMERGENCY DELIVERY: ABC will provide Customer emergency deliveries 24 hours a day, seven days a week at no additional charges other than the actual cost of delivery, if any. A listing of key management personnel and emergency order procedures will be supplied to each Pharmacy upon execution of this contract.

     29. SATURDAY DELIVERY OPTION: ABC agrees to offer Customer Saturday deliveries, if needed, with no additional charges or change in pricing. Orders must be transmitted by 4PM local time on Friday to receive delivery by 9:30AM on Saturday. Customer agrees to provide ABC with a minimum of thirty (30) days written notice along with an estimate of approximate average size of orders with the written notice. This service may be eliminated if Customer initiates this service then fails to use it for four (4) consecutive weeks. Order cut-off and delivery time will vary from the normal Monday thru Friday process. However, in the event ABC eliminates this service, ABC will reinstitute the service, upon Customers request, in the event Customer's business reasonably requires such service due to material increases in volume.

     30. MINIMUM PRODUCT EXPIRATION DATING: ABC agrees to provide Customer, through reasonable commercial efforts, a minimum of six (6) months expiration dating excluding the current month on all pharmaceutical products, unless product is manufactured with a limited shelf life of less than seven (7) months, in which case such product will be shipped per manufacturer's guidelines. When this dating is not available through reasonable commercial efforts, ABC will notify Customer with as much advance notice as possible of available product dating

     31. DEA FORM 222. The original DEA form 222 will be given to the driver and delivery of goods will be one (1) day from receipt at the servicing ABC Distribution Center of the correctly completed and signed original DEA 222.

     32. RIGHT TO INSPECT AND AUDIT: Not more than twice per calendar year, unless reasonable under the circumstances, during normal working hours and upon reasonable notice to ABC, Customer shall have the right, at Customer's sole cost and expense, to inspect ABC's books and records relating to the invoices provided pursuant to this Agreement or any payments (including charge backs) that may be due to Customer under the terms of this Agreement. In connection therewith, the parties acknowledge that ABC shall maintain accurate books and records for a period of two (2) years beyond the expiration or earlier termination of this Agreement or, if earlier, two (2) years beyond the date on which Pharmaceuticals were last provided.

     33. CUSTOMER PHYSICAL INVENTORIES: ABC agrees to offer the use of four (4) ABC Physical Inventory hand held units twice a year for the Customer to utilize when conducting Physical Inventories. Customer will give ABC a minimum of thirty
(30) days notice prior to the appropriate ABC representative prior to the Physical Inventory.

     34. REPORTS: ABC agrees to provide Customer with a comprehensive range of reports available via its Echo and On-Line ordering system. ABC will offer Customer additional reasonably requested customized reports as needed for data or information that is not covered or available through ABC's standard reports including a report of ProGeneric purchases on monthly basis.

     35. TECH RX INTERFACE: ABC agrees to provide Customer with its portion of an EDI interface with Customer's Tech Rx system to effectuate ordering. Any fees, programming or any other costs associated with the Customer's use of the Tech Rx system for any purpose other than ordering, or for any purpose including ordering if necessitated by customization of Customer's Tech Rx system, will be the responsibility of the Customer.

     36. RECEIVING TECHNOLOGY: ABC will offer customer the use of its iScan Technology for the purpose of receiving its orders. For the first three (3) months this service will be at no charge. If the Customer decides to continue to use the service thereafter, the Customer will be responsible for the cost of the scanning hardware.

     IN WITNESS WHEREOF, the Parties, intending to be bound by the terms of this Agreement and having the authority to bind their respective corporations, hereby execute this Agreement by placing their signatures below:



AMERISOURCEBERGEN DRUG               NMHCRx MAIL ORDER, Inc.
CORPORATION

By:___________________________      By:_______________________________


Title:__________________________     Title:______________________________


Date:_________________________      Date:______________________________